EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2018, with respect to the consolidated financial statements in the Annual Report of Cadus Corporation on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Cadus Corporation on Form S-8 (File No. 333-21871 and File No. 333-58151).

/s/ GRANT THORNTON LLP

New York, New York
March 12, 2018